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                                                                    EXHIBIT 99.1

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           COURT RULES ON A PROCESS TO ADDRESS CERTAIN ASBESTOS CLAIMS
                      FILED AGAINST USG AND ITS AFFILIATES

         CHICAGO, February 21, 2003 - USG Corporation (NYSE: USG) reported that the federal district court judge assigned to USG's bankruptcy case, the Honorable Alfred M. Wolin, has issued an order in response to the Corporation's request to establish procedures to resolve the asbestos personal injury liability in its bankruptcy case.
         The order, which pertains to cancer claims only, provides that a bar date, or deadline, will be established for individuals to submit those claims against USG or its affiliates. Claimants will be required to provide a medical report by a board-certified doctor demonstrating a diagnosis of cancer that was caused by asbestos exposure. Each claimant will also be required to provide additional information regarding their claim, including the claimant's occupational exposure to products made by the Corporation's affiliates and the claimant's smoking history.
         After the cancer claims have been received and processed, the Court stated that it will hold a hearing to estimate the liability of the Corporation or its affiliates for these claims. At that time, USG will be permitted to present defenses against the submitted claims. A specific timetable has not been set for the claims bar date or the subsequent estimation hearing.
         The Court deferred addressing claims alleging non-malignant asbestos injuries.
         William C. Foote, USG Corporation Chairman, President and CEO, stated, "We are pleased that the Court's order has established a process that will allow us to begin addressing the issues necessary to reach a resolution of our bankruptcy."
         A copy of the court order has been filed with the SEC today in a Form 8-K filing.
         USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For more information about USG Corporation, visit the USG home page at www.usg.com.